Exhibit 22.1

Subsidiary Issuer and Guarantors of Guaranteed Securities

As of June 30, 2026, Invitation Homes Operating Partnership LP (the “Issuer”), the principal operating subsidiary of Invitation Homes Inc. (the “Company”), has issued the following debt securities under a registration statement on Form S-3, filed with the Securities and Exchange Commission, which securities are fully and unconditionally guaranteed by the Company, Invitation Homes OP GP LLC, the sole general partner of the Issuer and a wholly-owned subsidiary of the Company, and IH Merger Sub, LLC, a wholly-owned subsidiary of the Company.

Issuer	Notes	Guarantors
Invitation Homes Operating Partnership LP	2.000% Senior Notes due 2031	Invitation Homes Inc.
	2.300% Senior Notes due 2028	Invitation Homes OP GP LLC
	2.700% Senior Notes due 2034	IH Merger Sub, LLC
4.150% Senior Notes due 2032
5.450% Senior Notes due 2030
5.500% Senior Notes due 2033
4.875% Senior Notes due 2035
4.950% Senior Notes due 2033